Exhibit 99.1
For Immediate Release
Graymark Appoints Jamie Hopping as Chairman of the Board
Health Services Veteran Brings 30 Years of Operational Experience in Hospital Facility Management
OKLAHOMA CITY, May 23, 2011 —Graymark Healthcare, Inc. (NASDAQ: GRMH), the nation’s second largest provider of diagnostic sleep services and an innovator in comprehensive care for obstructive sleep apnea (OSA), has appointed Jamie Hopping as chairman of its board of directors, effective July 1, 2011. She will succeed Stanton Nelson, who will continue in his role as chief executive officer.
Hopping comes to Graymark as a 30-year health services veteran, serving in a variety of upper-level operational roles with major health care facility providers. Her extensive career includes serving as the western group president for HCA Holdings, where she was responsible for the finance and operations of 60 hospitals across 13 states and generating $4 billion in annual revenue. She was also previously the executive vice president and chief operating officer of Ardent Health Services, a $1 billion acute care hospital and specialty care facility employing more than 400 physicians.
“Jamie is an exceptional executive who brings valuable expertise in the health services field and a proven track record in driving operational success and revenue growth for hospital facilities across the U.S.,” said Nelson. “Her business and operational acumen, in addition to her breadth of contacts in the health services industry, will prove invaluable as we continue to build market acceptance for our comprehensive model of diagnosing and treating OSA in the hospital setting.”
Hopping commented: “For the some 50 million Americans suffering from sleep disorders, Graymark offers a unique and proven platform to help people in communities of all sizes, from urban to rural, who need and deserve our state-of-the-art diagnosis and treatments. The company’s momentum in the hospital setting has accelerated over recent quarters, and this makes me both proud and excited to join the company at this pivotal stage of its development.”
Graymark operates a growing number of sleep laboratories nationwide, comprised of 24 standalone or IDTF facilities in large communities and 74 hospital, provider or rural outreach sites. While the care environments may vary based on community need, Graymark ensures that the quality and comprehensiveness of the services provided remain consistently at the highest standard.
About Graymark Healthcare
Headquartered in Oklahoma City, Okla., Graymark Healthcare, Inc. (NASDAQ:GRMH) is the nation’s second largest provider of sleep management solutions. In addition to diagnosing and treating over 80 sleep disorders, the company specializes in comprehensive care for Obstructive Sleep Apnea (OSA). Graymark offers its services through 98 sleep laboratories throughout the United States, including standalone or IDTF facilities, rural outreach sites and hospital or provider agreements. For more information, visit www.graymarkhealthcare.com.

Important Cautions Regarding Forward-Looking Statements
This press release may contain forward-looking statements that are based on the company’s current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the company’s filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. Unless otherwise required by law, the company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Company Contact:
Graymark Healthcare, Inc.
Stanton Nelson
Chairman and CEO
Tel 405-601-5300
Investor Relations:
Liolios Group, Inc.
Scott Liolios or Cody Slach
Tel 949-574-3860
info@liolios.com